Exhibit 99.1

Faraday Future Founder and Co-CEO YT Jia and Global President Jerry Wang Execute Stock Purchases Under 10b5-1 Plans, Highlighting “Stockholder First” Commitment

●	The executions underscore the personal commitments of YT Jia and Jerry Wang, reaffirming alignment with the “Stockholder First” principle.

●	Additional share purchases by FF leadership are planned under existing 10b5-1 plans.

●	FF recently launched “EAI + Crypto” Dual-Flywheel & Dual-Bridge Ecosystem Strategy, unveiling the “C10 Treasury” and the “C10 Index”.

Los Angeles, CA (August 26, 2025) -- Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future”, “FF” or the “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced that FF Founder and Global Co-CEO YT Jia and FF Global President Jerry Wang have made their first purchases of the Company’s common stock pursuant to previously adopted Rule 10b5-1 trading plans.

On August 25, 2025, YT Jia purchased approximately $200,000 worth of FF common stock, and Jerry Wang purchased approximately $25,000 worth of FF common stock (each including commission fees). These purchases were made made following the required cooling-off period, in accordance with the terms of their 10b5-1 plans. The rest of YT Jia’s purchases are scheduled to occur in the following three weeks, and Jerry’s next purchase is scheduled to occur in approximately one month.

As previously announced, YT Jia plans to purchase a total of $560,000 worth of shares of FF common stock (including commission fee), representing the after-tax portion of his $1.2 million signing bonus in connection with his appointment as Global Co-CEO. Jerry Wang plans to purchase a total of $50,000 worth of shares of FF common stock (including commission fee).

Additional share purchase commitments for FF common stock (including commission fee) are scheduled to be made by various members of FF’s leadership team, including Koti Meka, FF CFO, and Xiao (Max) Ma, FX CEO. Their 10b5-1 plans were initiated on June13, 2025, and their broker will automatically execute the stock purchases at times and in amounts in accordance with their plans.

“These purchases demonstrate my belief in FF’s long-term vision and our ability to deliver on key milestones that create value for our stockholders,” said YT Jia, Founder and Global Co-CEO.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF 91, exemplifies its vision for luxury, innovation, and performance. The FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. FF is committed to redefining mobility through AI innovation. Join us in shaping the future of intelligent transportation. For more information, please visit https://www.ff.com/us/

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com